May 13, 2013

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3513

Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

BANK OF THE CASCADES FIRST QUARTER 2013 RESULTS

Bend, Ore – May 13, 2013 – Cascade Bancorp (NASDAQ: CACB) (“Company”) the holding company for Bank of the Cascades (“Bank”), today announced net income of $1.7 million or $0.04 per share for the quarter ended March 31, 2013. The full details of the Company’s first quarter 2013 results were filed with the SEC in the Company’s quarterly report on Form 10-Q on May 13, 2013.

Financial Highlights and Summary of the First Quarter of 2013 (period ended March 31, 2013)

•	Net Income: $1.7 million or $0.04 per share compared to $1.1 million and $0.02 per share for the year ago quarter.
•	Loans: Gross loans up $19.0 million or 8.75% (annualized) compared to December 31, 2012.
•	Deposits: Total deposits up $28.0 million or 11.06% (annualized) compared to December 31, 2012.
•	Credit Quality: Remediated $57.2 million of loans classified as special mention or substandard during the first quarter of 2013, representing 6.52% of total loans.
•	Credit Quality: Reserve for loan losses at $24.5 million or 2.80% of loans. No loan loss provision was made in the first quarter of 2013.
•	Credit Quality: Net charge-offs for the quarter were $2.7 million, or 1.25% of loans (annualized) mainly related to resolution of special mention and substandard loans.
•	Credit Quality: Non-performing assets were 1.65% of total assets at March 31, 2013 compared to 2.03% at March 31, 2012.
•	Net Interest Margin (“NIM”): NIM was 3.92% at March 31, 2013 compared to 4.31% at March 31, 2012.

“We are pleased that first quarter 2013 continues a trend of consecutive quarterly profitability for the Company. When we are successful, our communities are successful.” commented Terry Zink, President and Chief Executive Officer. He continued, “As a catalyst for economic growth, our priority is to deliver business and consumer credit, including mortgage loans to support purchase and refinance needs. We are encouraged by signs of improvement in our local economies and we will continue to seek out opportunities to assist our customers and neighbors.” Zink continued, “Our recent progress is underscored by the removal of the Regulatory Order on March 7, 2013. Our management team continues to focus on actions to build sustainable asset quality and quality core earnings. As we build for our future, we are committed to delivering services of value and convenience to our customers, while also reinforcing the choice to bank local in each of our communities.”

At March 31, 2013, total assets were $1.3 billion materially unchanged from December 31, 2012. Total net loans increased $21.7 million to $850.8 million at March 31, 2013 compared to $829.1 million at December 31, 2012. Construction loans outstanding at March 31, 2013 were down from December 31, 2012, while commercial real estate and residential real estate loan balances were higher over the same period. Cash and cash equivalents increased $31.7 million from December 31, 2012 to March 31, 2013, a result of a $28.0 million increase in deposits over the same period. The investment portfolio declined by $24.9 million from December 31, 2012 to March 31, 2013 due to paydowns and maturities of securities. OREO balances at March 31, 2013 were $5.7 million compared to $6.6 million at December 31, 2012.

Loan portfolio quality continued to improve during the first quarter of 2013 with a $57.2 million reduction in loans classified as special mention or substandard as compared to December 31, 2012. The improvement was achieved through a combination of payoffs, paydowns, note sales and/or restructuring of adversely risk rated legacy loans. This improvement in loan portfolio quality underpins the key priorities of the Bank which include revitalizing quality loan and deposit growth as well as reducing the legacy special mention and substandard assets in the Bank’s portfolio. Management believes the reserve for loan losses of $24.5 million at March 31, 2013 is adequate to support achievement of this priority.

Total deposits increased $28.0 million from December 31, 2012 to March 31, 2013. Core checking, savings and money market deposits increased $25.3 million while time deposits increased slightly.

CASCADE BANCORP

Selected Consolidated Financial Highlights

(In thousands, except per share data and ratios; unaudited)

	Quarter over Quarter		
	1st Qtr 2013	1st Qtr 2012	% Change
Balance Sheet Data (at period end)			
Investment securities	$234,478	$243,094	-3.5%
Loans, gross	875,313	869,836	0.6%
Total assets	1,328,505	1,312,381	1.2%
Total deposits	1,104,187	1,093,682	1.0%
Non-interest bearing deposits	387,451	384,809	0.7%
Total common shareholders' equity	142,049	134,056	6.0%
Income Statement Data			
Interest income	$12,597	$14,596	-13.7%
Interest expense	978	$1,471	-33.5%
Net interest income	11,619	$13,125	-11.5%
Loan loss provision	-	1,100	-100.0%
Net interest income after loan loss provision	11,619	12,025	-3.4%
Noninterest income	3,356	2,966	13.1%
Noninterest expense	13,311	13,908	-4.3%
Income before income taxes	1,664	1,083	53.7%
(Credit) provision for income taxes	(32)	25	-228.0%
Net income	1,696	1,058	60.4%
Share Data			
Basic and diluted net income per common share	$0.04	$0.02	80.0%
Book value per common share	$3.01	$2.84	5.9%
Tangible book value per common share	$3.01	$2.84	5.9%
Basic average shares outstanding	47,260	47,092	0.4%
Fully diluted average shares outstanding	47,254	47,235	0.0%
Key Ratios			
Return on average total shareholders' equity	4.84%	3.16%	53.2%
Return on average total assets	0.53%	0.32%	65.6%
Net interest spread	3.71%	4.04%	-8.2%
Net interest margin	3.92%	4.31%	-9.0%
Total revenue (net int inc + non int inc)	$14,975	$16,091	-6.9%
Efficiency ratio (1)	88.89%	86.44%	2.8%
Credit Quality Ratios			
Reserve for credit losses	$24,988	$45,501	-45.1%
Reserve for credit losses to ending gross loans	2.85%	5.23%	-45.4%
Non-performing assets (NPAs) (2)	$21,902	$26,675	-17.9%
Non-performing assets to total assets	1.65%	2.03%	-18.9%
Delinquent >30 days to total loans (excl. NPAs)	0.61%	0.29%	114.1%
Net Charge off's (NCOs)	2,713	1,055	157.2%
Net loan charge-offs (annualized)	1.25%	0.48%	161.4%
Provision for loan losses to NCOs	0.00%	104.27%	-100.0%
Bank Capital Ratios (3)			
Tier 1 capital leverage ratio	10.69%	10.03%	6.6%
Tier 1 risk-based capital ratio	14.32%	13.39%	6.9%
Total risk-based capital ratio	15.57%	14.68%	6.1%
Bancorp Capital Ratios (3)			
Tier 1 capital leverage ratio	10.72%	10.06%	6.6%
Tier 1 risk-based capital ratio	14.36%	13.46%	6.7%
Total risk-based capital ratio	15.61%	14.75%	5.8%

Notes:

(1) Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(2) Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(3) Computed in accordance with FRB and FDIC guidelines.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 30 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2012, as well as the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2012, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2012, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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